Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Brad Pogalz (952) 887-3753

Donaldson Announces Two Officer Changes

Scott Robinson Named Chief Financial Officer;
Jim Shaw Appointed to Newly Created Chief Finance Compliance Officer

MINNEAPOLIS (Dec. 4, 2015) — Donaldson Company, Inc. (NYSE: DCI) today announced two officer changes, effective Dec. 8, 2015. Scott J. Robinson will be joining Donaldson as vice president and chief financial officer, and Jim Shaw has been appointed to the newly created role of chief finance compliance officer. Both Robinson and Shaw will report to Tod Carpenter, president and chief executive officer.

“As our new CFO, Scott’s diverse set of public accounting and corporate finance experiences will be assets to Donaldson as we continue executing our strategic growth initiatives,” said Carpenter. “Additionally, Jim’s broad and deep understanding of Donaldson will be critical to strengthening our global financial controls and processes.”

Robinson, 49, joins Donaldson from Imation Corporation, where he was most recently the chief financial officer. During his 11 years with Imation, he also served as the investor relations officer, corporate controller and chief accounting officer. Prior to Imation, Robinson held positions at Deluxe Corporation and PricewaterhouseCoopers LLP. Robinson is a Certified Public Accountant and holds a Bachelor of Science degree in accounting from St. Cloud State University.

About Donaldson Company

Founded in 1915 and based in Bloomington, MN, Donaldson (NYSE: DCI) is a global leader in the filtration industry with approximately 140 sales, manufacturing and distribution locations in 44 countries. Donaldson’s innovative filtration technologies improve people’s lives, enhance Customers’ equipment performance and protect the environment. For more information, visit www.Donaldson.com.

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